UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2009

LML PAYMENT SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Yukon Territory

(State or other jurisdiction of incorporation)

0-13959

(Commission File Number)

98-0209289

(IRS Employer Identification No.)

1680-1140 West Pender Street, Vancouver, BC  V6E 4G1

(Address of principal executive offices and Zip Code)

(604) 689-4440

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

On February 6, 2009 the Corporation issued a press release describing selected financial results of the Corporation for the third quarter ended December 31, 2008.  The press release is attached hereto as Exhibit 99.1.

Pursuant to General Instruction B.2 of Form 8-K, the information furnished in this Item and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to a resolution of the Compensation Committee of the Board of Directors of LML Payment Systems Inc. (“LML” or the “Corporation”), effective as of February 5, 2009, LML has appointed Craig Thomson as President of the Corporation and Chris Koide as Executive Vice-President Operations of the Corporation.  LML has also entered into employment agreements (the “Agreements”) with each of Messrs. Thomson and Koide.  The terms of each of the Agreements are as follows:

Craig Thomson

Salary and Bonus:  Mr. Thomson will be paid an annual base salary of $165,000.  Mr. Thomson is also eligible to earn a cash bonus of up to thirty-five per cent (35%) of his base salary based on the Corporation’s achievement of reasonable performance goals established by the Compensation Committee for each fiscal year (or portion thereof) which include targets related to revenue, the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Corporation and personal objectives.

Equity Awards:  Mr. Thomson is eligible to be awarded options to purchase common shares in the capital stock of LML.

Separation Benefits:  In the event of Mr. Thomson’s termination following his involuntary termination or termination without cause, Mr. Thomson will be eligible to receive a lump sum severance payment equal to six (6) months’ of base salary and accrued vacation pay through to the date of termination.

In the event of Mr. Thomson’s termination following a change in control of LML, Mr. Thomson will be eligible to receive a lump sum severance payment equal to one (1) year of base salary and accrued vacation pay through to the date of termination.

Chris Koide

Salary and Bonus:  Mr. Koide will be paid an annual base salary of $140,000.  Mr. Koide is also eligible to earn a cash bonus of up to thirty-five per cent (35%) of his base salary based on the Corporation’s achievement of reasonable performance goals established by the Compensation Committee for each fiscal year (or portion thereof) which include targets related to revenue, EBITDA of the Corporation and personal objectives.

Equity Awards:  Mr. Koide is eligible to be awarded options to purchase common shares in the capital stock of LML.

Separation Benefits:  In the event of Mr. Koide’s termination following his involuntary termination or termination without cause, Mr. Koide will be eligible to receive a lump sum severance payment equal to six (6) months’ of base salary and accrued vacation pay through to the date of termination.

In the event of Mr. Koide’s termination following a change in control of LML, Mr. Koide will be eligible to receive a lump sum severance payment equal to one (1) year of base salary and accrued vacation pay through to the date of termination.

The summaries of the employment agreements set forth above do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed herewith as exhibits and are incorporated herein by reference.

In connection with the Corporation’s ongoing efforts to strengthen its management team with the promotion of Mr. Thomson as president, Patrick H. Gaines has relinquished the title of president of the Corporation, but is remaining in the positions of Chief Executive Officer and Chairman of the Board of the Corporation and will remain actively involved in the day-to-day management of the Corporation.  The Corporation and Mr. Gaines have entered into an amendment to his employment agreement dated March 31, 2008 to reflect this change.  All other terms of Mr. Gaines’ agreement remain unchanged.

Pursuant to another resolution of the Compensation Committee of the Board of Directors of LML, the annual cash bonus opportunity granted to Richard R. Schulz, the Corporation’s Chief Accounting Officer, has been changed from 15% of his base salary to 35% of his base salary for each full fiscal year commencing at the commencement of the Corporation’s 2010 fiscal year.  The Corporation and Mr. Schulz have entered into an amendment to his employment agreement dated March 31, 2008 to reflect this change.  All other terms of Mr. Schulz’s agreement remain unchanged.

The summaries of the amendments to both Mr. Gaines and Mr. Schulz’s employment agreements set forth above do not purport to be complete and are qualified in their entirety by reference to the full text of such amendments to their respective agreements, copies of which are filed herewith as exhibits and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The text under Item 2.02 above is hereby incorporated by reference into this Item 7.01.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

10.1	Employment agreement between LML Payment Systems Inc. and Craig Thomson dated February 5, 2009.

10.2	Employment agreement between LML Payment Systems Inc. and Chris Koide dated February 5, 2009.

10.3	Amending agreement to the employment agreement between LML Payment Systems Inc. and Patrick H. Gaines dated February 5, 2009.

10.4	Amending agreement to the employment agreement between LML Payment Systems Inc. and Richard R. Schulz dated February 5, 2009.

99.1	Press release dated February 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LML PAYMENT SYSTEMS INC.

/s/ Carolyn Gaines____________________________

By:  Carolyn Gaines
Corporate Secretary

Date:  February 9, 2009